Exhibit 10.f.

                   FEDERAL SIGNAL CORPORATION
            SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN


Article I.  Establishment and Construction

     1.1  The Plan and Its Effective Date.  The FEDERAL SIGNAL
CORPORATION SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN (the "Plan") is hereby established by FEDERAL SIGNAL CORPORATION (the
"Company"), effective January 1, 1983 (the "effective date").

     1.2 Purpose. The Company and certain affiliates ("Employer") adopted a profit sharing plan known as the Federal Signal Corporation Savings and Investment Plan (the "Savings Plan") which is intended to meet the requirements of a "qualified" plan under section 401(a) of the Internal Revenue Code (the "Code") and a qualified cash or deferred arrangement under Code section 401(k). While the Code places limitations on the maximum amount of benefits which may be provided for individuals under a qualified defined contribution plan, the Employee Retirement Income Security Act of 1974 (ERISA) permits the maintenance of an unfunded "excess benefit plan" for the purpose of providing benefits in excess of the limitations on contributions imposed by the Code. It is the intent of the Employer to provide benefits under this Plan that are reasonably comparable to those a Participant would have received under the Savings Plan if it were not for the limitations imposed by the Code and to allow Participants to defer part of their cash compensation.

     1.3 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders; the plural shall include the singular and the singular shall include the plural.

     1.4 Employment Rights. Establishment of the Plan shall not be construed to give any Participant the right to be retained by the Employer or to any benefits not specifically provided by the Plan.

     1.5 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

     1.6 Applicable Law. This Plan is fully exempt from the provisions of ERISA pursuant to section 4(b)(5). The Plan shall be governed and construed in accordance with the laws of the State of Illinois.

Article II.  Participation Benefits

     2.1  Participation.  A person who is--

          (a) a key employee of his Employer, and approved by the President, and
          (b) a participant in the Savings Plan and who elects to participate in this Plan.

     2.2 Contribution Election. With respect to each plan year of the Savings Plan beginning on or after January 1, 1983, a Participant in this Plan may elect to reduce his compensation and have credited to an account on the books of his Employer an amount set forth in his election form. The election shall be made pursuant to rules established by the Administrative Committee of the Savings Plan, and shall be applicable only with respect to compensation earned after the effective date of the election. Such election may be changed but such change shall have prospective application only.

     2.3 Employer Contributions. If an Employer's matching contributions on behalf of a Participant under the Savings Plan are reduced on account of Code limitations, the Participant's Employer shall credit to an account on its books an amount equal to the difference between (a) and (b) where--

          (a)  is the product of--

                                 (1)  the applicable matching
                                 percentage under the Savings
                                 Plan, and

                                 (2)  the sum of--

                                          (A)  the elective basic
                                          contributions actually
                                          made under the Savings
                                          Plan, and

                                          (B)  the amount of the
                                          reduction (if any)
                                          under the Code to the
                                          elective basic
                                          contributions with
                                          respect to which the
                                          Participant elects to
                                          reduce his salary under
                                          section 2.2 of this
                                          Plan; and

          (b) is the amount of the Employer's matching contribution actually contributed on the Participant's behalf to the Savings Plan.

     2.4 Adjustment to Accounts. The accounts described in sections 2.2 and 2.3 shall be adjusted to reflect the earnings, gains, losses and expenses that would have been credited or debited to the amounts described in such sections had they been contributed to the investment accounts described in the Savings Plan which are approved by the Administrative Committee for this Plan and elected by the Participant. Such adjustment shall be determined by the Administrative Committee and its determination shall be final and conclusive.

     2.5 Vesting. Participants shall have a full and immediate nonforfeitable interest in amounts credited pursuant to section 2.2, as adjusted pursuant to section 2.4. Amounts credited pursuant to section 2.3, as adjusted pursuant to section 2.4, shall become nonforfeitable when and to the extent they would have become nonforfeitable had they been Employer contributions under the Savings Plan. Notwithstanding the preceding sentence, a Participant or his beneficiary shall have no right to amounts credited under section 2.3 (as adjusted) if the Administrative Committee, the Company or an affiliate determines that he engaged in a willful, deliberate, or gross act of commission or omission which is substantially injurious to the finances or reputation of the Company or its affiliates.

     2.6 Funding. All amounts paid under this Plan shall be paid in cash from the general assets of the Participant's Employer.
Such amounts shall be reflected on the accounting records of the Employer but any trust, custodial or escrow account shall comply with Revenue Procedure 92-64. No employee shall have any right, title or interest whatever in or to any investment reserves, accounts or funds that the Employer may purchase, establish or accumulate to aid in providing the benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provision, shall create a trust or fiduciary relationship of any kind between an Employer or an employee or any other person. Neither an employee or beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor and the plan constitutes a mere promise of the Employer to make benefit payments in the future.

     2.7 Benefit Payments. No payments shall be made to a Participant under this Plan prior to his termination of employment except for financial hardship as determined under the Savings Plan or a date certain designated at the time of the deferral. At termination of employment, benefits shall become payable by the Employer in any form of payment that the Participant may elect, subject to the consent of the Administrative Committee and pursuant to is rules. The Employer may withhold from any payment any taxes required to be withheld and such sum as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

     2.8 Death Benefits. In the event of the death of the Participant prior to full payment of amounts credited to the Participant's account under this Plan, the unpaid amounts shall be paid to the beneficiary designated by the Participant pursuant to the terms of the Savings Plan, and in the absence of such designation, as provided by the Savings Plan.

Article III.  General Provisions

     3.1 Administration. This Plan shall be administered by the Administrative Committee of the Savings Plan. The Committee shall have, to the extent appropriate, the same powers, rights, duties, and obligations with respect to this Plan as it does with respect to the Savings Plan.

     3.2 Interests not Transferable. The interests of the Participants and their beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntary or involuntarily transferred, assigned, alienated or encumbered.

     3.3 Action by the Company or Affiliates. Any action required of or permitted by the Company or an affiliate under the Plan shall be by resolution of the respective Board of Directors or any person or persons authorized by resolution of such Board.

     3.4 Effect on other Benefit Plans. Amounts credited or paid under this Plan, and the amount of any compensation reduced pursuant to section 2.2 shall be treated under other employee benefit plans pursuant to the provisions of such plans.

Article IV.  Amendment and Termination

     The Company reserves the right to amend the Plan from time to time or to terminate the Plan at any time.

                        * * * * * * * *

     IN WITNESS WHEREOF, the Company has caused this amended instrument to be executed by its duly authorized officers on this 16th day of June, 1993.

ATTEST:                          FEDERAL SIGNAL  CORPORATION


By: Kim Wehrenberg               By: Walter R. Peirson
    Vice President/Secretary         Chairman
                                     Compensation/Stock Option
                                     Committee